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                                                                   EXHIBIT 23.1

                        Report of Independent Accountants

Our report on the consolidated financial statements of Russ Berrie and Company, Inc. and subsidiaries is included on page 19 of this Form 10-K. In connection with our audits of such financial statements, we have also audited the related financial statement schedule listed in the index on page 36 of this Annual Report on Form 10-K.

In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information required to be included therein.

                                                    COOPERS & LYBRAND L.L.P.

Parsippany, New Jersey
February 3, 1995